UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2025

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

maryland	001-38106	27-5466153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Custom House Street, 11th Floor

Boston, MA 02110

(Address of Principal Executive Offices) (Zip Code)

(617) 340-3814

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	PLYM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

Agreement and Plan of Merger

On October 24, 2025, Plymouth Industrial REIT, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Plymouth Industrial OP, LP, a Delaware limited partnership (the “Operating Partnership”), PIR Ventures LP, a Delaware limited partnership (“Parent”), PIR Industrial REIT LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“REIT Merger Sub”), and PIR Industrial OP LLC, a Delaware limited liability company wholly-owned by REIT Merger Sub (“OP Merger Sub”). The Merger Agreement provides, among other things, and subject to the terms and conditions set forth therein and in accordance with Maryland General Corporation Law, the Delaware Limited Liability Company Act, and the Delaware Revised Uniform Limited Partnership Act, as applicable, (i) that the Company will be merged with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly owned subsidiary of Parent (the “REIT Merger”) and (ii) that, immediately prior to the consummation of the REIT Merger, the Operating Partnership will be merged with and into OP Merger Sub, with OP Merger Sub surviving as a wholly owned subsidiary of REIT Merger Sub (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”).

The board of directors of the Company (the “Board”) unanimously (i) authorized, adopted and approved the execution, delivery and performance of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement and declared that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company, (ii) directed that the REIT Merger be submitted for consideration at a meeting of the Company stockholders and (iii) resolved to recommend that the stockholders of the Company approve the REIT Merger.

Subject to the satisfaction of the conditions set forth in the Merger Agreement, the Company expects the Mergers to close in early 2026 (although there can be no assurances as to when or if the Closing will occur). The stockholders of the Company will be asked to vote on the approval of the REIT Merger at a stockholder meeting that will be held on a date and at a time and place to be announced when finalized.

REIT Merger Consideration

Pursuant to the terms and subject to the conditions in the Merger Agreement, at the effective time of the REIT Merger (the “REIT Merger Effective Time”), each share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) then outstanding will be cancelled and retired and automatically converted into the right to receive an amount in cash equal to $22.00 (the “REIT Merger Consideration”), without interest and as may be adjusted in accordance with the terms of the Merger Agreement (subject to any applicable withholding taxes).

Notwithstanding the foregoing, each share of Company Common Stock then outstanding and held by any wholly-owned subsidiary of the Company, Parent or any subsidiary of Parent will automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid with respect thereto, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.

Redemption of Series C Preferred Units and Partnership Merger Consideration

Pursuant to the terms and subject to the conditions in the Merger Agreement, (i) immediately prior to effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each Series C Cumulative Perpetual Preferred Unit of the Operating Partnership (each, a “Series C Preferred Unit” and, collectively, the “Series C Preferred Units”) as designated by that certain Certificate of Designations Establishing and Fixing the Rights, Limitations and Preferences of the Series C Preferred Units (the “Certificate of Designations”), issued and outstanding at such time and not held by the Company shall automatically be redeemed in accordance with the terms of the Certificate of Designations for an amount in cash equal to the Redemption Price (as defined in the Certificate of Designations) and (ii) at the Partnership Merger Effective Time:

•
Each limited partnership interest in the Operating Partnership (other than the Series C Preferred Units) (each, an “Operating Partnership Unit” and collectively, the “Operating Partnership Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time and not held by the Company, the Original Limited Partner (as defined below) or any other subsidiary of the Company will automatically be converted into the right to receive an amount in cash equal to $22.00 (the “Partnership Merger Consideration”), without interest and as may be adjusted in accordance with the terms of the Merger Agreement (subject to any applicable withholding taxes).
•
The Company’s general partner interests in the Operating Partnership and any Operating Partnership Units held by the Company and Plymouth OP Limited, LLC, a Delaware limited liability company and the original limited partner in the Operating Partnership (the “Original Limited Partner”), will automatically be converted into 100 validly issued and outstanding limited liability company interests of OP Merger Sub.
•
Each warrant issued by the Operating Partnership (each, an “Operating Partnership Warrant” and, collectively, the “Operating Partnership Warrants”) pursuant to that certain warrant agreement, dated as of August 26, 2024, by and among the Operating Partnership, the Company and Isosceles Investments, LLC, a Delaware limited liability company (the “Warrant Agreement”) that is outstanding and unexercised as of immediately prior to the Partnership Merger Effective Time shall, in accordance with its terms, automatically cease to represent an Operating Partnership Warrant exercisable for Operating Partnership Units and shall become an Operating Partnership Warrant exercisable for the consideration determined in accordance with Section 5(f)(i)(C) of the Warrant Agreement, which consideration shall equal $0 if the applicable Strike Price (as defined in the Operating Partnership Warrant) is equal to or greater than the Partnership Merger Consideration.

Company Restricted Stock and Company Performance Stock Units

Pursuant to the terms and subject to the conditions in the Merger Agreement, immediately prior to the REIT Merger Effective Time, each share of restricted Company Common Stock granted pursuant to the Company’s incentive plan (“Company Restricted Stock”) that is outstanding immediately prior to the REIT Merger Effective Time, whether vested or unvested, will automatically become fully vested and free of any forfeiture restrictions. At the REIT Merger Effective Time, each share of Company Restricted Stock shall be considered an outstanding share of Company Common Stock for all purposes under the Merger Agreement, including the right to receive the REIT Merger Consideration (subject to any applicable withholding taxes).

Pursuant to the terms and subject to the conditions in the Merger Agreement, immediately prior to the REIT Merger Effective Time, each performance stock unit payable in shares of Company Common Stock subject to performance-based vesting requirements granted under the Company’s incentive plan (each, a “Company Performance Stock Unit”) that is outstanding shall be cancelled, terminated and automatically converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the sum of (x) the greater of (A) the target number of shares of Company Common Stock subject to such Company Performance Stock Unit and (B) the actual number of shares of Company Common Stock to which the holder of such Company Performance Stock Unit would be entitled based on actual performance with respect to the applicable performance goals as of the REIT Merger Effective Time as if such date were the last day of the applicable performance period; provided that, for purposes of determining actual performance, the performance goals shall be pro-rated through the REIT Merger Effective Time and (y) the number of shares of Company Common Stock that would result, pursuant to the terms of the applicable Company Performance Stock Unit award agreement, from crediting to the holder of such Company Performance Stock Unit’s account the amount of dividends in cash or shares of Company Common Stock, if any, that Company declared during the applicable performance period (accrued as of the REIT Merger Effective Time, but not yet credited), multiplied by (ii) the REIT Merger Consideration.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants by the Company and the Operating Partnership, including, among others, covenants by the Company to conduct its business in the ordinary course and to maintain REIT status, in each case, between the date of the Merger Agreement and the earlier to occur of the Partnership Merger Effective Time and the REIT Merger Effective Time and the date, if any, on which the Merger Agreement is terminated pursuant to the terms set forth therein, not to engage in certain kinds of material transactions during such period, for the Board to recommend that the stockholders approve the REIT Merger, subject to certain customary exceptions, and to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (as defined below). The Merger Agreement also contains customary representations, warranties and covenants of Parent, REIT Merger Sub and OP Merger Sub.

During the term of the Merger Agreement, the Company may not pay dividends except for (i) dividends for the third fiscal quarter of 2025, in accordance with past practice and subject to specified limitations and (ii) as reasonably necessary for the Company to maintain its status as a real estate investment trust for tax purposes and to avoid incurring any entity level income or excise tax (except that any such dividends to maintain real estate investment trust status or to reduce imposition of tax will result in an equitable adjustment to the REIT Merger Consideration).

Parent has obtained debt and equity financing commitments to finance the transactions contemplated by the Merger Agreement and to pay the related fees and expenses to be incurred by Parent, REIT Merger Sub and OP Merger Sub. Citigroup Global Markets Inc. has agreed to provide to Parent committed debt financing of an aggregate of approximately $1.4 billion, a portion of which will be used to finance a portion of the consideration due under the Merger Agreement, subject to the terms and conditions set forth in the applicable debt commitment letter. Certain entities affiliated with Makarora Management LP (collectively, “Makarora”) and certain entities affiliated with Ares Alternative Credit funds (collectively, “Ares” and, together with Makarora the “Equity Investors”) have committed to provide equity financing of up to an aggregate of $700 million to finance a portion of the consideration due under the Merger Agreement, subject to the terms and conditions set forth in each of the applicable equity commitment letters. Certain additional financing may be required to the extent Parent determines to repay additional indebtedness of the Company’s subsidiaries in connection with the transactions contemplated by the Merger Agreement. As a condition of the Merger Agreement and concurrently with the execution of the Merger Agreement, the Equity Investors entered into a limited guaranty, guaranteeing, severally and not jointly, certain payment obligations of Parent, REIT Merger Sub and OP Merger Sub in connection with the Merger Agreement, subject to the terms and conditions set forth therein (the “Limited Guaranty”).

Closing Conditions

The closing of the Mergers is subject to various customary mutual conditions, including (i) the receipt of the approval of the REIT Merger by holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the REIT Merger at the stockholder meeting (the “Company Stockholder Approval”), (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that prohibits the consummation of the Mergers or any other transaction contemplated by the Merger Agreement, and (iii) the absence of any law enacted, entered, promulgated or enforced that makes illegal or otherwise prohibits the consummation of the Mergers.

The obligation of each party to consummate the Mergers is also conditioned on the accuracy of the representations and warranties of the other party contained in the Merger Agreement, subject to customary materiality qualifications, as of the date of the Merger Agreement and as of the closing of the Mergers (the “Closing”), and compliance by the other party in all material respects with the covenants and agreements contained in the Merger Agreement. In addition, the obligation of Parent, REIT Merger Sub and OP Merger Sub to consummate the Mergers is subject to the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) on the Closing. Pursuant to the terms of the Merger Agreement, closing of the Mergers will occur not later than the third business day following the satisfaction or waiver of the conditions to Closing (other than those conditions that by their nature are to be satisfied or waived at the Closing). The Closing is not subject to a financing condition.

Acquisition Proposals

During the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on November 23, 2025 (the “No Shop Period Start Date”), the Company has the right to (i) solicit, seek, initiate, propose, facilitate, induce or encourage any Acquisition Proposals (as defined in the Merger Agreement) or any proposal, inquiry or offer that constitutes, or could result in or constitute, an Acquisition Proposal (an “Inquiry”), (ii) engage in and otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or an Inquiry, (iii) provide information (including non-public information) relating to the Company, the Operating Partnership and the Company’s subsidiaries and afford access to the business, properties, personnel, assets, books, records and other non-public information of the Company, the Operating Partnership and the Company’s subsidiaries to a third-party pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), and (iv) otherwise cooperate with or assist with any Acquisition Proposal or Inquiry.

From and after the No Shop Period Start Date, other than as permitted with respect to certain circumstances as described in the Merger Agreement, the Company has agreed to cease any solicitations, discussions, communications or negotiations with any third-party with respect to any Inquiry, Acquisition Proposal or potential Acquisition Proposal and not to solicit, engage in discussions with or provide information to third-parties in connection with any Inquiry, Acquisition Proposal or potential Acquisition Proposal. Notwithstanding the above, on or after the No Shop Period Start Date and prior to obtaining Company Stockholder Approval, the Company may engage in discussions or negotiations and provide non-public information to a third-party who has made an unsolicited, bona fide written bona Acquisition Proposal if the Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement).

Termination of the Merger Agreement; Termination Fees

The Merger Agreement contains customary termination rights, including that either the Company or Parent may, subject to specified limitations, terminate the Merger Agreement if the Mergers are not consummated on or before 11:59 p.m. Eastern time on July 24, 2026. In addition, Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Board effects a Change of Recommendation (as defined in the Merger Agreement).

The Merger Agreement provides that, upon termination of the Merger Agreement by the Company or Parent in certain customary circumstances, including termination by the Company to accept a Superior Proposal and termination by Parent following a Change of Recommendation, a fee of $40.1 million will be payable by the Company to Parent; provided that a fee of $15.0 million will apply with respect to a termination by the Company to accept a Superior Proposal from certain parties from whom the Company received an Acquisition Proposal prior to the Cut-Off Time (as defined in the Merger Agreement).

The Merger Agreement also provides that, in certain circumstances, including the termination of the Merger Agreement following a failure by Parent to consummate the Mergers in breach of the Merger Agreement, subject to certain conditions, Parent would be required to pay the Company a termination fee of $70.2 million. Parent’s payment obligation with respect to the termination fee is guaranteed by the Equity Investors pursuant to the Limited Guaranty and subject to the terms and limitations contained therein.

The above-description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, the Operating Partnership, Parent, OP Merger Sub or REIT Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Operating Partnership, Parent, OP Merger Sub, REIT Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent, OP Merger Sub and REIT Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Mergers that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Mergers, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the U.S. Securities and Exchange Commission (the “SEC”).

Following the REIT Merger Effective Time, the Company’s common stock will be de-listed from the New York Stock Exchange and de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 7.01 Regulation FD Disclosure.

On October 24, 2025, the Company and Parent announced that they had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including the press release attached hereto as Exhibit 99.1, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K, including the information in the press release attached hereto as Exhibit 99.1, shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended.

* * *

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of the Company by Makarora. In connection with the proposed Mergers, the Company will file a proxy statement with the SEC, which the Company will furnish with any other relevant documents to its stockholders in connection with the special meeting of the Company’s stockholders to vote on the REIT Merger. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Mergers. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGERS. The proposals for consideration by the Company’s stockholders regarding the REIT Merger will be made solely through the proxy statement. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Plymouth Industrial REIT, Inc., 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, Attention: Anne A. Hayward, Corporate Secretary. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by the Company with the SEC in connection with the Mergers at the SEC’s website at http://www.sec.gov, and at the Company’s website at plymouthreit.com.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies in connection with the approval of the proposed transactions. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions and Director Independence”, which was filed with the SEC on March 3, 2025, (ii) the Company’s definitive Proxy Statement on Schedule 14A for its 2025 annual meeting of stockholders, including under the headings “Proposal 1: Election of Directors”, “Beneficial Ownership of Shares of Common Stock”, “Executive Officers”, “Executive Compensation”, “Compensation Tables” and “Certain Relationships and Related Party Transactions”, which was filed with the SEC on April 28, 2025 and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the Mergers. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at plymouthreit.com.

Forward Looking Statements

This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “anticipate,” “believe,” “expect,” “estimate” “plan,” “outlook,” and “project” or other words or phrase of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which the Company operates, management’s beliefs, assumptions made by management and the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Mergers that may be instituted against the parties and others following announcement of the Merger Agreement; (3) the inability to consummate the transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval and adoption, failure to obtain required regulatory approval or the failure to satisfy other conditions to completion of the transaction; (4) risks that the proposed transaction disrupts current plans and operations of the Company or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the transaction; (6) the amount of the costs, fees, expenses and charges related to the transaction; (7) the risk that the Merger Agreement may be terminated in circumstances requiring the Company to pay a termination fee; (8) the effect of the announcement of the Mergers on the ability of the Company to retain and hire key personnel and maintain relationships with its tenants, suppliers and others with whom it does business; (9) the effect of the announcement of the Mergers on the Company’s operating results and business generally; (10) the risk that the Company’s stock price may decline significantly if the Mergers are not consummated; and (11) the other risks and important factors contained and identified in the Company’s filings with the SEC, such as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as the Company’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

These risks, as well as other risks associated with the Mergers, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the Mergers. There can be no assurance that the Mergers will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date on which the statements are made. The Company does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

* * *

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated as of October 24, 2025, by and among the Company, the Operating Partnership, Parent, REIT Merger Sub and OP Merger Sub.
99.1	Press release announcing Merger Agreement, issued by the Company on October 24, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+

Certain of the schedules and attachments to this exhibit have been omitted in accordance with Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLYMOUTH INDUSTRIAL REIT, INC.

Date: October 24, 2025	By:	/s/ Jeffrey E. Witherell
Jeffrey E. Witherell
Chief Executive Officer